SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

UnitedHealth Group Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

April 8, 2003	9900 Bren Road East Minnetonka, Minnesota 55343

Dear Shareholder:

We cordially invite you to attend our 2003 Annual Meeting of Shareholders. We will hold our meeting on Wednesday, May 7, 2003, at 10:00 a.m., Central Time, at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota.

On the following pages we present information about the business to be conducted at the meeting, including information about the nominees for election as members of the Board of Directors. If you cannot attend the meeting, we hope you will still exercise your right as a shareholder and vote. Every shareholder vote is important. We appreciate your cooperation in voting promptly. You may do so by telephone or Internet, or by completing, signing and returning the enclosed proxy in the enclosed envelope, for which no postage is required if mailed in the United States.

Sincerely,

William W. McGuire, M.D.
Chairman and Chief Executive Officer

UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD

May 7, 2003

TO THE SHAREHOLDERS OF UNITEDHEALTH GROUP INCORPORATED:

      The Company will hold its Annual Meeting of Shareholders on Wednesday, May 7, 2003, at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota, at 10:00 a.m., Central Time. The purposes of the meeting are:

1.	To elect four people to the Company’s Board of Directors.

2.	To consider and vote on a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 2003.

3.	To consider and vote on a shareholder proposal set forth in the proxy statement.

4.	To transact other business that properly may come before the meeting or any adjournment of the meeting.

      Only shareholders of record of the Company’s common stock at the close of business on March 12, 2003, are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS,

David J. Lubben
Secretary

April 8, 2003

WE CORDIALLY INVITE YOU TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE VOTE BY TELEPHONE OR INTERNET, OR BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU LATER CHOOSE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED AT THE ANNUAL MEETING.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
GENERAL MATTERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
PERFORMANCE AWARDS UNDER EXECUTIVE INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR
COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE GRAPH
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
DISCLOSURE OF FEES PAID TO INDEPENDENT AUDITORS
SHAREHOLDER PROPOSAL CONCERNING EXPENSING OF STOCK OPTIONS
SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
OTHER MATTERS

UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343

PROXY STATEMENT

FOR
ANNUAL MEETING OF SHAREHOLDERS
To Be Held

May 7, 2003

GENERAL MATTERS

General Information Regarding Proxy Materials and Annual Meeting of Shareholders

      The Board of Directors of UnitedHealth Group Incorporated (the “Company”) furnishes this proxy statement in connection with the Board’s solicitation of the enclosed proxy for purposes of acting upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, ratification of the selection of the Company’s independent auditors, and consideration of a shareholder proposal. The Board will use the proxy at the 2003 Annual Meeting of Shareholders and at any adjournment thereof. The Annual Meeting will take place on Wednesday, May 7, 2003, at 10:00 a.m., Central Time, at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota.

      With this proxy statement, we are furnishing you with a copy of our annual report to shareholders for the year ended December 31, 2002. This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning on or about April 8, 2003.

Voting Procedures and Proxy Solicitation

      Only shareholders of record at the close of business on March 12, 2003 will be entitled to vote at the Annual Meeting. As of March 12, 2003, a total of 298,512,614 shares of our common stock were outstanding. Each share of common stock is entitled to one vote. There is no right to cumulative voting as to any matter. In accordance with our bylaws, shares equal to at least a majority of the voting power of the outstanding shares of our common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. To determine if a quorum is present, we will count the number of shares represented in person or by proxy. The affirmative vote of a majority of the shares of our common stock represented at the meeting in person or by proxy is necessary to approve all matters proposed to the shareholders at the Annual Meeting.

      You can vote your shares by toll-free telephone call or by Internet as an alternative to completing and mailing the enclosed proxy card. The instructions for telephone and Internet voting are provided on the proxy card. The telephone and Internet voting procedures are designed to verify your identity, allow you to give voting instructions and confirm that your instructions have been recorded properly. If you vote by Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by you.

      If you vote by telephone or Internet, you need not return a proxy card by mail. Whether you submit your proxy by mail, telephone or Internet, you may revoke the proxy at any time prior to its exercise at the Annual Meeting by giving written notice of revocation to the Secretary of the Company, by submitting a new proxy with a later date by mail, telephone or Internet or by voting in person at the Annual Meeting. Unless so revoked, properly executed proxies will be voted in the manner specified by you. If you give no specific direction how your proxy should be voted, your proxy will be voted FOR the election of the director nominees named in this proxy statement; FOR the ratification of the appointment of Deloitte & Touche LLP to act as the Company’s independent auditors for fiscal year 2003; and AGAINST the shareholder proposal.

      We will appoint inspectors of election who will tabulate votes that you cast by proxy or in person at the Annual Meeting. If you submit a proxy but abstain from voting on any matter, your shares will be treated as present at the meeting for purposes of determining a quorum and calculating the vote on that matter. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on a matter, the shares covered by the non-vote will be deemed present at the Annual Meeting for purposes of determining a quorum but not for purposes of calculating the vote regarding the matter.

      We have adopted a confidential policy on voting for the election of directors and other corporate actions. Subject to certain limited exceptions, all shareholder votes, whether by proxy card, consent, ballot, telephone, Internet vote or otherwise, are kept confidential. Documents evidencing your vote will not be available for examination by the Company or our directors, officers or employees.

      The Company will pay expenses incurred in connection with the solicitation of proxies. We are soliciting proxies primarily by mail. In addition, our directors, officers and employees, who will receive no extra compensation for their services, may solicit proxies by telephone, telecopier or personal calls. We have engaged Morrow & Co., Inc. to assist in proxy solicitation for an estimated fee of $6,500 plus out-of-pocket expenses.

Householding Notice

      The Securities and Exchange Commission (the “SEC”) has adopted rules that allow us to deliver a single annual report, proxy statement, proxy statement combined with a prospectus, or any information statement to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. This procedure is referred to as “householding.”

      If you share the same last name and address with one or more shareholders, from now on, unless we receive contrary instructions from you (or from one of these other shareholders), you and all other shareholders who have your last name and live at the same home address will receive only one copy of any of our annual report, proxy statement for our Annual Meeting of Shareholders, proxy statement we file and deliver in connection with any other meeting of shareholders, proxy statement combined with a prospectus or information statement. We will include with the householded materials for our annual meetings, or any other shareholders’ meeting, a separate proxy card and Notice of Shareholders’ Meeting for each registered shareholder who shares your last name and lives at your home address.

      If you participate in householding but wish to receive a separate copy of this proxy statement or our annual report to shareholders for any reason, we will deliver a separate copy of these documents to you promptly upon your written or oral request. Such requests should be directed to the Legal Department, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, telephone (800) 328-5979. If you object to householding or wish in the future to receive individual copies of these documents, or if you wish to request householding if members of your household are receiving multiple copies of these documents, you should write or call our legal department at the same address or phone number listed above. You may opt out of householding at any time prior to 30 days before the mailing of proxy materials each year, which you can measure by reference to the date 30 days before the mailing date of the proxy statement for the prior year’s Annual Meeting of Shareholders. If you would like to opt out of householding for any other shareholders’ meeting that might be scheduled during a given calendar year, we will issue a press release notifying shareholders of the actual deadline for opting out of householding prior to those meetings.

      If we do not hear from you by the deadlines described above, you will be deemed to have consented to the delivery of only one set of these documents to your household for future meetings. We intend to household indefinitely, and your consent will be perpetual unless you revoke it. If you revoke your consent, we will begin sending you individual copies of these documents within 30 days after we receive your revocation notice.

      Your participation in the householding program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to us of preparing and mailing duplicate materials. As an alternative to householding, you may wish to receive documents electronically. Instructions for consenting to electronic delivery are described below. If you consent to electronic delivery, we will not be householding so you need not call the phone number above to object to householding.

      We have been notified that some brokers and banks will household proxy materials. If your shares are held in “street name” by a broker, bank or other nominee, you may request information about householding from your bank, broker or other holder of record.

Electronic Delivery of Proxy Materials

      As an alternative to receiving printed copies of proxy materials in future years, we offer shareholders the opportunity to receive proxy mailings electronically. By consenting to electronic delivery of future annual reports and proxy statements, you will help us reduce printing and postage costs.

      To be eligible for electronic delivery, you must have access to a computer and the Internet and expect to have access in the future. To take advantage of electronic delivery, please indicate your consent by following the instructions provided as you vote by Internet, or go to the website http://www.econsent.com/unh/ and follow the prompts. Selecting this option means that you will no longer receive a printed copy of our annual report and proxy statement unless you request one. However, you will continue to receive your printed proxy card each year, which will contain information regarding the Internet website where you can view the annual report and proxy statement. If you consent to electronic delivery, you will be responsible for your usual telephone and Internet access charges in connection with the electronic delivery of the proxy materials and annual report.

      Your consent to electronic delivery will be effective until you revoke it. You may cancel your consent to electronic delivery at no cost to you at any time at the Internet site http://www.econsent.com/unh/ or by writing to the Legal Department, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table provides information about each shareholder known to us as of March 24, 2003 to own beneficially more than five percent of the outstanding shares of our common stock.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership(1)	Class(2)

AXA Financial Inc.(3)	23,921,716	8.0%
1290 Avenue of the Americas New York, NY 10104
FMR Corp.(4)	30,703,568	10.3%
82 Devonshire Street Boston, MA 02109-3164
Janus Capital Management LLC(5)	18,782,317	6.3%
100 Fillmore Street Denver, CO 80206-4923

(1)	Except as otherwise described, the shareholders in the table have sole voting and investment powers with respect to the shares listed.

(2)	Percent of class calculation is based on 298,273,445 shares of common stock outstanding as of March 24, 2003.

(3)	This information is based on a Schedule 13G/ A reporting beneficial ownership data as of December 31, 2002, jointly filed with the SEC on February 12, 2003 by (1) AXA Financial, Inc.; (2) AXA, as a parent holding company holding a majority interest in AXA Financial, Inc.; and (3) the Mutuelles AXA, as a group, acting as a parent holding company, and which as a group control AXA. AXA Investment Managers UK Ltd., AXA Konzern AG (Germany) and AXA Rosenberg Investment Management LLC, subsidiaries of AXA, hold shares of our common stock, as do two subsidiaries of AXA Financial, Inc.: Alliance Capital Management L.P. and The Equitable Life Assurance Society of the United States. AXA and the Mutuelles AXA have sole voting power with respect to 11,393,166 shares of common stock, shared voting power with respect to 5,387,332 shares of common stock and shared investment power with respect to 541,267 shares of common stock. AXA Financial, Inc. has sole voting power with respect to 11,051,130 shares of common stock, shared voting power with respect to 5,387,332 shares of common stock and shared investment power with respect to 467 shares of common stock. There are two mailing addresses listed for The Mutuelles AXA. The address for AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, and AXA Assurances Vie Mutuelle is 370, rue Saint Honore/75001 Paris, France. The address for AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand/75002 Paris, France. The mailing address for AXA is 25, avenue Matignon/75008 Paris, France.

(4)	This information is based on a Schedule 13G/ A filed by FMR Corp. with the SEC on February 14, 2003, reporting beneficial ownership data as of December 31, 2002. FMR, through its control over Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, and Fidelity Management Trust Company and Fidelity International Limited, has sole investment power with respect to all 30,703,568 shares of common stock.

(5)	This information is based on a Schedule 13G reporting beneficial ownership data as of December 31, 2002, filed by Janus Capital Management LLC on February 14, 2003. Janus Capital Management LLC has sole voting and investment power with respect to 18,086,552 shares of common stock, and shared voting and investment power with respect to 695,765 shares of common stock.

      The following table provides information about the beneficial ownership of our common stock as of March 24, 2003 by each director and nominee for director, each executive officer named in the Summary Compensation Table elsewhere in this proxy statement, and by all of our directors and executive officers as a group. The amounts set forth in the column entitled “Amount and Nature of Beneficial Ownership” include shares set forth in the column entitled “Number of Shares Beneficially owned as a Result of Options Exercisable Within 60 Days of March 24, 2003.”

			Number of Shares
			Deemed Beneficially
			Owned as a Result of	Percent of
	Amount and Nature of		Options Exercisable	Common
Name of Beneficial Owner	Beneficial		Within 60 Days of	Stock
or Identity of Group	Ownership(1)		March 24, 2003	Outstanding

William C. Ballard	83,800		69,500	*
Richard T. Burke	1,143,142	(2)	167,880	*
Stephen J. Hemsley	3,106,847	(3)	3,100,000	1.0%
James A. Johnson	155,370	(4)(5)	151,970 (5)	*
Thomas H. Kean	180,980	(6)	167,980	*
Douglas W. Leatherdale	438,080		232,330	*
David J. Lubben	339,032	(3)	338,406	*
William W. McGuire	8,030,426	(3)	7,867,624	2.6%
Mary O. Mundinger	67,930		59,930	*
Robert L. Ryan	33,350		24,350	*
Donna E. Shalala	13,500		13,500	*
Robert J. Sheehy	445,704	(3)	444,390	*
William G. Spears	198,524		182,300	*
R. Channing Wheeler	371,279	(3)	367,006	*
Gail R. Wilensky	59,680		50,680	*
All executive officers and directors as a group (18 persons)	15,926,580	(7)	14,428,796 (8)	5.1%

*	Less than 1%.

(1)	Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person’s or group’s name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of March 24, 2003 are treated as outstanding only when determining the amount and percent owned by such individual or group. The number of shares beneficially owned by each of Messrs. Ballard, Burke, Johnson, Kean, Leatherdale, Ryan and Spears and Drs. Mundinger and Wilensky includes 1,000 shares of restricted common stock, as to which the individuals will have no voting or investment power until the restrictions lapse on May 9, 2003.

(2)	Includes 33,062 shares held directly by Mr. Burke’s spouse. Mr. Burke does not have voting or investment power over these shares, and disclaims beneficial ownership of these shares.

(3)	Includes the following number of shares held in trust for the individuals pursuant to our 401(k) plan: Mr. Hemsley, 71 shares; Mr. Lubben, 79 shares; Dr. McGuire, 1,591 shares; Mr. Sheehy, 290 shares; and Mr. Wheeler, 95 shares.

(4)	Includes 400 shares held by Mr. Johnson in family trusts. Mr. Johnson does not have voting or investment power over these shares, and disclaims beneficial ownership of these shares.

(5)	Includes options to purchase 88,000 shares held in a family trust. Mr. Johnson does not have voting or investment power over the shares underlying these options, and disclaims beneficial ownership of these shares.

(6)	Includes 2,000 shares held by Mr. Kean in a trust for the benefit of his minor child.

(7)	Includes 3,272 shares held in executive officers’ 401(k) accounts, which shares were previously held in such officers’ accounts under the Company’s former Employee Stock Ownership Plan, and the indirect holdings included in footnotes (2), (4), (5) and (6) above. Pursuant to the terms of the Company’s 401(k) Plan, a participant has sole voting power over his or her shares; however, the plan trustee votes all unvoted shares in the same proportions as the actual proxy votes submitted by plan participants.

(8)	Includes the indirect holdings included in footnote (5) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

      Based solely on our review of copies of such reports and written representations from our executive officers and directors, we believe that our executive officers and directors complied with all Section 16(a) filing requirements during 2002.

ELECTION OF DIRECTORS

      Our Board of Directors is divided into three classes as nearly equal in number as possible. Each class serves a three-year term with the term of office of one class expiring at the Annual Meeting each year in successive years.

      The Board has nominated four current directors for re-election: James A. Johnson, Douglas W. Leatherdale, William W. McGuire, M.D., and Mary O. Mundinger, Ph.D. If elected, these directors will serve a three-year term expiring at the Annual Meeting of Shareholders to be held in 2006. All of the nominees have informed the Board of Directors that they are willing to serve as directors. If any nominee should decline or become unable to serve as a director for any reason, the persons named in the enclosed proxy will vote for another person as they determine in their best judgment.

      The Board of Directors recommends that you vote FOR the election of each of the nominees. Proxies will be voted FOR the election of each nominee unless you specify otherwise.

      The following table provides certain information about the nominees for election as directors and also provides information about our other directors whose terms of office continue after the Annual Meeting.

Name	Age	Director since

Nominees for Election as Directors Whose Terms Will Expire in 2006
James A. Johnson	59	1993
Douglas W. Leatherdale	66	1983
William W. McGuire, M.D.	54	1989
Mary O. Mundinger, Ph.D.	65	1997
Directors Whose Terms Expire in 2004
William C. Ballard, Jr.	62	1993
Richard T. Burke	59	1977
Stephen J. Hemsley	50	2000
Donna E. Shalala, Ph.D.	62	2001
Directors Whose Terms Expire in 2005
Thomas H. Kean	67	1993
Robert L. Ryan	59	1996
William G. Spears	64	1991
Gail R. Wilensky, Ph.D.	59	1993

      Mr. Ballard has been Of Counsel to Greenebaum, Doll & McDonald, a law firm in Louisville, Kentucky, since June 1992. In 1992, Mr. Ballard retired after serving 22 years as the Chief Financial Officer and a director of Humana, Inc., a company operating managed health care facilities. Mr. Ballard is also a director of Trover Solutions, Inc. (formerly Healthcare Recoveries, Inc.) and HealthCare REIT, Inc.

      Mr. Burke has been a member of our Board of Directors since our inception and was our Chief Executive Officer until February 1988. From 1995 until February 2001, Mr. Burke was the owner, Chief Executive Officer and Governor of the Phoenix Coyotes, a National Hockey League team. Mr. Burke is also a director of First Cash Financial Services, Inc.

      Mr. Hemsley is our President and Chief Operating Officer and has been a member of the Board of Directors since February 2000. Mr. Hemsley joined the Company in May 1997 as Senior Executive Vice President. He became Chief Operating Officer in September 1998 and was named President in May 1999.

      Mr. Johnson has been the Vice Chairman of Perseus LLC, a private merchant banking and investment firm, since April 2001. From January 2000 until April 2001, Mr. Johnson served as the Chairman and Chief Executive Officer of Johnson Capital Partners, a private investment company. From January 1999 until December 1999, Mr. Johnson was the Chairman of the Executive Committee of Fannie Mae, a federally-chartered financial services company providing products and services related to home mortgages. From 1990 until January 1999, Mr. Johnson served as the Chairman and Chief Executive Officer of Fannie Mae. Mr. Johnson is also a director of Gannett Co., Inc., The Goldman Sachs Group, Inc., KB Home, Target Corporation and Temple-Inland, Inc.

      Mr. Kean has been the President of Drew University in New Jersey since February 1990. Mr. Kean served as the Governor of the State of New Jersey from 1982 to 1990. From 1968 to 1977, Mr. Kean served in the New Jersey State Assembly, including two years in the position of Speaker. Mr. Kean is also a director of Amerada Hess Corporation, Aramark Corporation, CIT Group, Fiduciary Trust Company International, The Pepsi Bottling Group, Inc. and The Robert Wood Johnson Foundation.

      Mr. Leatherdale is the retired Chairman and Chief Executive Officer of The St. Paul Companies, Inc., where he served in such capacity from 1990 until October 2001. The St. Paul Companies, Inc. is an insurance, financial and general business corporation. Mr. Leatherdale is also a director of Xcel Energy, Inc.

      Dr. McGuire is the Chairman of our Board of Directors and our Chief Executive Officer. Dr. McGuire joined the Company as Executive Vice President in November 1988 and became Chairman and Chief Executive Officer in 1991. Dr. McGuire also served as our Chief Operating Officer from May 1989 to June 1995 and as our President from November 1989 until May 1999.

      Dr. Mundinger has been the Dean of the School of Nursing at Columbia University in New York since January 1986 and Centennial Professor of Health Policy at the School of Nursing since July 1994. Dr. Mundinger has also been Associate Dean, Faculty of

Medicine at Columbia University since January 1986. Dr. Mundinger is also a director of Cell Therapeutics, Inc. and Welch Allyn, Inc.

      Mr. Ryan has been Senior Vice President and Chief Financial Officer of Medtronic, Inc., a leading medical technology company specializing in implantable and invasive therapies, since 1993. Mr. Ryan is also a director of Brunswick Corporation.

      Dr. Shalala has been the President of the University of Miami in Florida since June 2001. From January 2001 until June 2001, Dr. Shalala was a Visiting Distinguished Fellow at the Center for Public Service at Brookings Institution, an independent non-partisan organization devoted to research, analysis, education and publication of certain public policy issues. Dr. Shalala served as the U.S. Secretary of Health and Human Services from January 1993 until January 2001. From 1987 to 1993, Dr. Shalala served as the Chancellor of the University of Wisconsin-Madison, and from 1980 until 1986, she was the President of Hunter College in New York. From March 1977 to July 1980, Dr. Shalala served as Assistant Secretary for the Department of Housing and Urban Development. Dr. Shalala is also a director of Gannett Co., Inc. and Lennar Corporation.

      Mr. Spears has been a Managing Director of Spears Grisanti & Brown LLC, an investment counseling and management firm, since June 1999. Mr. Spears was the Chairman of the Board of Spears, Benzak, Salomon & Farrell, Inc., an investment counseling and management firm, from 1972 until 1999. In April 1995, Spears, Benzak, Salomon & Farrell became a wholly owned subsidiary of KeyCorp, a financial services company. Mr. Spears is also a director of Alcide Corporation and Avatar Holdings, Inc.

      Dr. Wilensky has been the John M. Olin Senior Fellow at Project HOPE, an international health foundation, since May 1995, and the Co-Chair of the President’s Task Force to Improve Health Care for our Nation’s Veterans since May 2001. From 1997 to 2001 she was also Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, Dr. Wilensky served as the Deputy Assistant to President George H.W. Bush for policy development, and from 1990 to 1992, she was the Administrator of the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services) directing the Medicaid and Medicare programs for the United States. Dr. Wilensky is also a director of Advanced Tissue Sciences, Inc., Gentiva Health Services, Inc., Manor Care, Inc., Quest Diagnostics Incorporated and Syncor International Corporation.

Director Compensation

      Directors who are not Company employees receive an annual retainer of $30,000, a $1,500 fee for attending each Board meeting in person ($750 for attending by telephone), and a $1,000 fee for attending each committee meeting in person ($500 for attending by telephone). In addition, we pay the Chairman of each of the Audit Committee and the Compensation and Human Resources Committee an annual retainer of $5,000.

      We provide health care coverage to current and past directors who are not eligible for coverage under another group health care benefit program or Medicare. During 2002, we paid approximately $6,225 in health care premiums on behalf of Mr. Burke.

      Under our Directors’ Compensation Deferral Plan (the “Director Deferral Plan”), which became effective January 1, 2002, non-employee directors may elect to defer annually receipt of all or a percentage of their retainer and meeting fees, including committee meeting fees (but not stock options or other stock-based compensation). Amounts deferred are credited to a bookkeeping account maintained for each director participant, and are distributable upon the termination of the director’s directorship for any reason. Participating directors may elect whether distribution is made in either (a) an immediate lump sum; (b) in a series of five or ten annual installments (subject to certain additional rules set forth in the Director Deferral Plan); or (c) in a delayed lump sum following the tenth anniversary of the termination of the director’s directorship (subject to certain additional rules set forth in the Director Deferral Plan). The Director Deferral Plan does not provide for matching contributions by us, but our Board of Directors may determine, in its discretion, to supplement the accounts of participating directors with additional amounts. No accounts were supplemented in 2002.

      Non-employee directors also receive grants of non-qualified stock options under the UnitedHealth Group Incorporated 2002 Stock Incentive Plan (the “Stock Incentive Plan”). Under the Stock Incentive Plan (and terms approved by the Compensation and Human Resources Committee with respect to non-employee director grants made pursuant to the Stock Incentive Plan), our non-employee directors receive three types of option grants: (1) initial grants of non-qualified stock options to purchase 18,000 shares of our common stock; (2) annual grants of non-qualified stock options to purchase 10,000 shares of our common stock; and (3) conversion grants made pursuant to an election by a director to convert annual retainer and meeting attendance fees into options to purchase our common stock. The initial grants are made automatically on the date the eligible director is first elected to the Board of Directors and become exercisable over the following three years at the rate of 6,000 shares per year. The annual grants are made automatically in four quarterly installments on the first business day of each fiscal quarter and become exercisable immediately upon grant. The conversion grants are made on the day of each regularly scheduled Board meeting and become exercisable immediately upon grant. The number of shares covered by a conversion option will equal four times the amount of the retainer and meeting fees foregone, divided by the fair market value of one share of our common stock on the date of grant. The exercise price for all options granted under the Stock Incentive Plan is the closing sale price of our common stock on the date the option is granted. Directors may also receive restricted stock awards and other grants under the Stock Incentive Plan.

Committees and Meetings of the Board of Directors

      During the year ended December 31, 2002, the Board of Directors held four regular meetings. All of our current directors attended at least 75% of the meetings of the Board and any Board committees of which they were members.

      The Board of Directors has established five standing committees: an Audit Committee, a Compensation and Human Resources Committee, a Compliance and Government Affairs Committee, a Nominating Committee and an Executive Committee. These committees help the Board fulfill its responsibilities and assist the Board in making informed decisions as to the Company’s operations.

      The Audit Committee consists of Messrs. Leatherdale (Chair), Ballard, Johnson and Ryan, each of whom is a non-employee director and is independent of Company management in accordance with existing and proposed rules of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee assists the Board by overseeing our financial reporting, public disclosure and compliance activities. The Audit Committee operates as a direct line of communication between the Board and our independent auditors, as well as our internal audit, compliance and legal personnel. The Audit Committee held four regular meetings and two special meetings in 2002.

      The Compensation and Human Resources Committee consists of Messrs. Spears (Chair) and Kean and Dr. Mundinger, each of whom is a non-employee director and independent of Company management in accordance with existing and proposed rules of the New York Stock Exchange. The Compensation and Human Resources Committee is responsible for overseeing our compensation, employee benefit and stock-based programs. The Committee also negotiates and administers our employment arrangements with our Chief Executive Officer and President, supervises incentive and equity-based compensation programs for our employees and reviews and monitors director compensation programs. The Compensation and Human Resources Committee held four regular meetings and two special meetings in 2002.

      The Compliance and Government Affairs Committee consists of Dr. Wilensky, Mr. Burke and Dr. Shalala. The Compliance and Government Affairs Committee is responsible for the development of guidelines and procedures for ethical and legal compliance; ensuring adequate guidance, reporting and investigation processes; monitoring compliance with Company guidelines and ethics policies; and monitoring and evaluating corporate governance. The Compliance and Government Affairs Committee held four regular meetings in 2002.

      The Nominating Committee consists of Messrs. Ballard (Chair), Kean, Leatherdale and Spears, each of whom is a non-employee director and independent of Company management in accordance with existing and proposed rules of the New York Stock Exchange. The Nominating Committee’s duties include identifying and nominating individ-

uals to be proposed for election as directors at each annual meeting of shareholders, filling board vacancies and overseeing the director evaluation process. The Nominating Committee held one regular meeting in 2002. The Nominating Committee will consider candidates proposed by shareholders upon timely written notice to the Company’s Secretary. To be timely for the 2004 Annual Meeting, notice must be received at our principal executive offices, directed to the Corporate Secretary, on or before December 10, 2003. Shareholders must include in such notice the information specified in our bylaws that will enable the Nominating Committee to evaluate the qualifications of the recommended nominee.

      The Executive Committee consists of Dr. McGuire (Chair) and Messrs. Ballard, Leatherdale and Spears. The Executive Committee held one special meeting in 2002. The Executive Committee is authorized to exercise all of the powers of the Board when the Board is not in session.

EXECUTIVE COMPENSATION

Cash and Other Compensation

      The following table provides certain summary information for the fiscal years ended December 31, 2002, 2001 and 2000 relating to cash and other forms of compensation paid to, or accrued by us on behalf of, our Chief Executive Officer and each of our four other most highly compensated executive officers for fiscal 2002.

SUMMARY COMPENSATION TABLE

					Long Term Compensation

					Awards	Payouts

				Other Annual	Securities	Performance	All Other
				Compensation	Underlying	Awards	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	Options/(#)	($)	($)(2)

William W. McGuire, M.D.	2002	1,896,154	5,275,000	203,211	650,000	1,798,000	285,038
Chairman and Chief	2001	1,796,154	3,772,000	163,524	650,000	1,695,000	240,321
Executive Officer	2000	1,696,154	3,053,077	109,159	650,000	1,642,308	2,822,599
Stephen J. Hemsley	2002	980,769	2,300,000	—	300,000	924,000	95,212
President and Chief	2001	900,000	1,575,000	—	300,000	840,000	76,427
Operating Officer	2000	871,154	1,306,731	—	300,000	809,135	662,672
R. Channing Wheeler	2002	474,231	540,000	—	125,000	470,000	21,614
Chief Executive Officer,	2001	465,000	500,000	—	99,000	450,000	38,147
Uniprise	2000	457,308	500,000	—	100,000	442,000	31,839
Robert J. Sheehy	2002	474,231	650,000	—	125,000	400,000	34,926
Chief Executive Officer,	2001	463,078	475,000	—	75,000	375,000	21,638
UnitedHealthcare	2000	413,877	475,000	—	120,000	300,000	15,581
David J. Lubben	2002	450,000	550,000	—	125,000	425,000	33,199
General Counsel	2001	425,000	475,000	—	75,000	410,000	35,795
	2000	423,631	475,000	—	70,000	400,000	15,466

(1)	Other annual compensation for Dr. McGuire includes Company-provided transportation of $161,319 in 2002, $141,924 in 2001, and $67,667 in 2000, an expense allowance of $21,600 in each of 2002, 2001 and 2000, and reimbursement for financial planning fees of $20,292 in 2002 and $19,892 in 2000. In accordance with SEC rules, all perquisites and other personal benefits for each named executive officer (other than our Chief Executive Officer) which aggregate to the lesser of either $50,000 or 10% of the total annual salary and bonus for each such named executive officer have been omitted.

(2)	For each of the named executive officers, the amounts indicated for fiscal 2002 consist of Company contributions made to accounts for the named individuals pursuant to our 401(k) Savings Plan and Executive Savings Plans as follows: $170,045, $76,673, $14,227, $28,477 and $27,000 for Dr. McGuire, Mr. Hemsley, Mr. Wheeler, Mr. Sheehy, and Mr. Lubben, respectively. The amounts indicated also include Company-paid disability insurance premiums of $95,125, $15,491, $4,482, $3,803 and $3,569 for Dr. McGuire, Mr. Hemsley, Mr. Wheeler, Mr. Sheehy, and Mr. Lubben, respectively, and Company-paid life insurance premiums of $19,868, $3,048, $2,905, $2,646 and $2,630 for Dr. McGuire, Mr. Hemsley, Mr. Wheeler, Mr. Sheehy, and Mr. Lubben, respectively. The amounts indicated for fiscal 2000 for Dr. McGuire and Mr. Hemsley include bonuses of $2,600,000 and $600,000, respectively, received in early 2000 for services previously rendered to the Company.

OPTION GRANTS IN 2002

	Individual Grants

	Number					Potential Realizable Value at
	of		% of Total			Assumed Annual Rates of
	Securities		Options	Exercise		Stock Price Appreciation for
	Underlying		Granted to	or Base		Option Term(2)
	Options		Employees	Price	Expiration
Name	Granted		in 2002	($/share)	Date(1)	5%($)	10%($)

William W. McGuire	650,000	(3)	5.2	69.55	1/7/12	28,430,754	72,049,112
Stephen J. Hemsley	300,000	(4)	2.4	69.55	1/7/12	13,121,886	33,253,436
R. Channing Wheeler	75,000	(4)	0.6	69.55	1/7/12	3,280,472	8,313,359
	50,000	(4)	0.4	82.14	8/5/12	2,582,870	6,545,500
Robert J. Sheehy	75,000	(4)	0.6	69.55	1/7/12	3,280,472	8,313,359
	50,000	(4)	0.4	82.14	8/5/12	2,582,870	6,545,500
David J. Lubben	75,000	(4)	0.6	69.55	1/7/12	3,280,472	8,313,359
	50,000	(4)	0.4	82.14	8/5/12	2,582,870	6,545,500

(1)	All options granted in 2002 expire ten years following the date of grant, subject to earlier termination upon certain events related to termination of employment. Options not yet exercisable generally become exercisable upon a change in control of the Company, as such term is defined in each executive’s employment agreement.

(2)	The “potential realizable value” shown is the potential gain on the last day the option remains exercisable. This value will be achieved only if the options have been held for the full ten years and the stock price has appreciated at the assumed rate. Potential realizable value is listed for illustration only. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of future value of our common stock or of the stock price.

(3)	Options become exercisable at the rate of 25% per year over a period of four years, beginning on January 1, 2003.

(4)	Options become exercisable at the rate of 25% per year on each of the first four anniversaries of the date of grant.

AGGREGATED OPTION EXERCISES IN 2002

AND OPTION VALUES AT DECEMBER 31, 2002

	Number of			Value of Unexercised
	Shares		Number of Securities	In-the-Money Options
	Acquired		Underlying Unexercised	at 12/31/02
	on	Value	Options at 12/31/02	Exercisable/Unexercisable
Name	Exercise	Realized($)	Exercisable/Unexercisable	($)(1)

William W. McGuire	-0-	-0-	7,217,624/1,625,000	448,178,567/53,377,650
Stephen J. Hemsley	-0-	-0-	2,850,000/ 880,000	175,927,180/32,409,370
R. Channing Wheeler	101,417	8,082,854	319,194/ 295,135	18,757,720/ 9,391,418
Robert J. Sheehy	62,956	3,504,995	380,223/ 308,297	22,813,677/10,475,557
David J. Lubben	77,912	4,240,594	287,572/ 244,526	16,876,411/ 6,392,233

(1)	Calculated by subtracting the per share exercise price from the closing price per share of our common stock on December 31, 2002 (the last trading day of the calendar year 2002) of $83.50, and multiplying the result by the number of unexercised options.

PERFORMANCE AWARDS UNDER EXECUTIVE INCENTIVE PLAN —
AWARDS IN LAST FISCAL YEAR

		Estimated Future Payouts
	Performance or	Under Non-Stock
	Other Period Until	Price-Based Plans(2)
	Maturation
Name	or Payout(1)	Threshold($)	Target($)	Maximum($)

William W. McGuire	2002	-0-	899,000	1,798,000
	2002-2003	-0-	950,000	1,900,000
	2002-2004	-0-	1,000,000	2,000,000
Stephen J. Hemsley	2002	-0-	462,000	924,000
	2002-2003	-0-	500,000	1,000,000
	2002-2004	-0-	550,000	1,100,000
R. Channing Wheeler	2002	-0-	235,000	470,000
	2002-2003	-0-	250,000	500,000
	2002-2004	-0-	260,000	520,000
Robert J. Sheehy	2002	-0-	224,000	448,000
	2002-2003	-0-	250,000	500,000
	2002-2004	-0-	260,000	520,000
David J. Lubben	2002	-0-	215,000	430,000
	2002-2003	-0-	240,000	480,000
	2002-2004	-0-	250,000	500,000

(1)	The table reflects performance awards made under our Executive Incentive Plan during the fiscal year ended December 31, 2002 to the executive officers named in the Summary Compensation Table above. The awards for the 2002 and 2002-2003 performance periods replaced similar awards previously made under our former supplemental long-term executive compensation plan, which was discontinued when our shareholders approved the Executive Incentive Plan in May 2002. Performance awards for the 2002 performance period were paid in 2003 and are reflected in the Summary Compensation Table in the column entitled “Performance Awards.”

(2)	The Compensation and Human Resources Committee establishes target performance awards, maximum performance awards, and objective performance goals at the beginning of each performance period. Minimum performance thresholds must be attained before any performance awards are paid under the Executive Incentive Plan. Although the Executive Incentive Plan allows the Committee to make maximum performance awards equal to 300% of each participant’s average base compensation (as defined in the Executive Incentive Plan), the Committee has chosen to limit maximum awards to the lower amounts shown in the table. The Committee will determine whether or not the performance objectives have been achieved. The Committee may reduce, but not increase, the performance award otherwise payable to any plan participant based on a discretionary assessment of such financial and individual performance factors as it determines to be appropriate. Any payouts will be made within three months of the end of the period, except that a pro rata portion of such payouts may be made earlier upon a change in control of the Company, and participants may elect, if permitted by law, to defer the payment of any awards under our Executive Savings Plan.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

      The Board of Directors has delegated to the Compensation and Human Resources Committee the authority to make certain decisions with respect to the compensation of our Chief Executive Officer, as well as various aspects of other compensation and fringe benefit matters affecting all of our employees, including our executive officers. In addition, the Committee administers our stock-based incentive plans.

      Compensation Policies for Executive Officers. We seek to attract, retain and motivate highly qualified executives who will contribute to the Company’s continued success. To achieve these goals, we emphasize cash compensation and stock programs that are tied to Company performance.

      The Committee recognizes that the industry in which the Company operates is highly competitive. The industry is continually undergoing significant changes resulting in a substantial demand for qualified, experienced executive personnel. In addition, significant opportunities exist in other industries for our executives. In the Committee’s opinion, compensation levels at companies of comparable size and complexity across all indus-

tries are a competitive factor that need to be considered in determining executive compensation. One aim of our executive compensation policy is to make it possible for our executives to earn cash compensation equaling or exceeding the amount they would earn in comparable positions in other industries. The Committee believes, however, that the higher level of compensation should be paid only when warranted by the performance of the Company and the particular executive officer. For these reasons, the cash compensation payable to our executive officers typically includes cash incentive awards as well as base salary.

      Base salaries are established at levels competitive with those offered by other companies of similar size and operating complexity. Increases to a particular executive officer’s salary are based on his or her personal contribution to corporate performance and increases in his or her responsibilities.

      A potentially more significant component of cash compensation for our executive officers consists of annual incentive awards earned and paid under our Executive Incentive Plan. Under this plan, the Committee assigns each eligible executive a target annual incentive award, expressed as a percentage of base salary. The annual incentive target is set at a higher percentage of salary for our more senior executive officers. As a result, a higher percentage of their potential total compensation is subject to the Company’s results and to their individual performance. Although the established targets are achievable, they require strong performance from each of our executive officers. Minimum corporate performance thresholds must be attained before any annual incentive awards are paid under the Executive Incentive Plan. The maximum annual incentive awards payable under the Executive Incentive Plan depend on the Company’s performance against objective performance goals established by the Committee at the beginning of each year. The Committee may reduce, but not increase, the annual incentive award payable to any plan participant based on a discretionary assessment of such financial and individual performance factors as it determines to be appropriate. These factors may include performance against financial and non-financial objectives, such as revenue growth, operating income, quality, compliance, corporate integrity and strategic initiatives. Formal weightings are not assigned to these performance factors.

      Some of our executive officers, including all of the executive officers named in the Summary Compensation Table, are also eligible to receive long-term performance awards under the Executive Incentive Plan. These awards are intended to provide an incentive for our most senior executives to achieve and sustain superior levels of overall performance. The Committee establishes target performance awards, maximum performance awards, and objective performance goals at the beginning of each performance period. Minimum corporate performance thresholds must be attained before any performance awards are paid under the Executive Incentive Plan. The Committee will determine whether or not the performance objectives have been achieved. The Committee may reduce, but not increase, the performance award otherwise payable to any plan participant based on a discretionary assessment of such financial and individual performance factors as it determines to be appropriate.

      The Committee believes that it is important to provide executive officers with a longer-term interest in the Company’s performance through various stock ownership programs, including stock option, restricted stock grant, stock purchase and other programs. The Committee believes that these programs contribute to employee productivity and loyalty. We have continuously encouraged the alignment of employee and shareholder interests through equity-based incentive programs, and our target is for our employees and directors to hold, in the aggregate, at least 10% of our fully diluted shares outstanding in the form of owned shares, unexercised stock options or restricted stock grants subject to future vesting conditions.

      Stock options are granted to our executive officers under the UnitedHealth Group 2002 Stock Incentive Plan. Options generally become exercisable in 25% increments on each of the first four anniversaries of the date of grant, subject to certain conditions. In determining the number of option shares to be granted to each executive officer, the Committee considers various factors, including the executive’s responsibilities and potential for directly contributing to the Company’s performance, the executive’s base salary amount, and the total number of option shares previously granted to the executive.

      In addition to cash and stock compensation, we make available to our executive officers a broad range of benefit programs, which also are available to employees generally, including life and disability insurance, a 401(k) savings plan, and other benefit programs.

      Part of the compensation paid to our executive officers is determined by employment agreements between the Company and the executive officers. The employment agreements with the executive officers in the Summary Compensation Table are described elsewhere in this proxy statement under the heading “Executive Employment Agreements.”

      Chief Executive Officer’s 2002 Compensation. The Committee determines Dr. McGuire’s compensation consistent with the principles noted above and by the terms of his employment agreement with the Company. A significant amount of Dr. McGuire’s cash compensation is dependent on overall Company performance.

      Dr. McGuire’s 2002 base salary of $1,900,000 was established based on the Committee’s review of his performance in 2001 and according to the terms of his employment agreement. In order to keep Dr. McGuire’s compensation competitive with compensation paid to similarly situated chief executives in the health care industry, as well as chief executives in other companies of comparable size and operating complexity in other industries, the Committee has discretion to increase Dr. McGuire’s annual base salary from year to year in excess of any increases required by his employment agreement. The Committee believes Dr. McGuire’s base salary of $1,900,000 for 2002 was appropriate in relation to compensation for chief executive officers of other companies of comparable size, complexity and overall condition.

      In recognition of Dr. McGuire’s performance in 2002, the Committee granted him a $5,275,000 annual incentive award under our Executive Incentive Plan. In determining the amount of this award, in addition to considering the marketplace generally and established incentive compensation levels for corporate executive positions, the Committee considered the Company’s performance in 2002 in relation to established goals and compared that performance to prior years’ results. The Committee noted that the Company exceeded the performance objectives established by the Committee at the beginning of 2002. The Committee also identified a number of significant operational and other achievements in 2002, including record revenues of $25.0 billion, earnings from operations of $2.2 billion, net earnings of $1.4 billion, cash flows generated from operating activities of $2.4 billion, a return on shareholders’ equity of 33%, up from 24.5% in 2001, and successive growth quarters. Recognition of this performance was reflected in an increase in our stock price of approximately 18% during 2002 as compared to a decline in the S&P 500 Index of 23%. The Committee also considered several successful acquisitions in 2002, the ongoing development of management teams and new platforms for growth, and the progress the Company made in establishing a senior leadership team with successorship plans for key leadership positions. The Committee determined that our strong performance in 2002 resulted in significant part from Dr. McGuire’s leadership, and concluded that the $5,275,000 award to Dr. McGuire was an appropriate incentive amount.

      The Committee also approved payment to Dr. McGuire of a $1,798,000 long-term performance award under the Executive Incentive Plan. In determining the amount of this award, the Committee considered Company performance from 2000 to 2002 and identified a number of key achievements. The Committee noted that from 2000 through 2002, our revenues increased 18%, earnings from operations increased 82%, net earnings increased 84%, cash flows generated from operating activities increased 59%, return on shareholders’ equity increased from 19% to 33%, diluted earnings per share increased 94%, and our stock price increased 214%, compared to a 40% decline in the S&P 500 Index. During this period, the Committee noted that the Company made significant operational improvements and positioned itself for future profitable growth. The Committee agreed that Dr. McGuire’s leadership was a critical factor in the Company’s accomplishments during this period, and accordingly approved payment to him of the previously determined maximum allowable performance award for this performance period.

      The Committee believes it is important to link a significant portion of Dr. McGuire’s potential compensation to future Company performance. As part of his overall compensation package, Dr. McGuire receives grants of stock options from time to time. Pursuant to the terms of his employment agreement, in 2002 we granted Dr. McGuire an option to purchase 650,000 shares of our common stock at an exercise price of $69.55 per share, which was the fair market value of the stock on the grant date. This option becomes exercisable as to 25% of the shares underlying the option over a four-year period, beginning on January 1, 2003, subject to accelerated vesting if specified events occur.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to each of the company’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company’s 2002 Stock Incentive Plan and the Executive Incentive Plan are structured in a manner that we believe complies with the statute’s requirements. Accordingly, the Company generally does not expect compensation associated with stock options, stock appreciation rights or performance awards issued under the 2002 Stock Incentive Plan, or compensation paid under the Executive Incentive Plan, to be subject to the deduction limit. The Company does not expect to take any further action with respect to its compensation programs in order to avoid paying compensation for which the Company would lose the corresponding tax deduction.

SUBMITTED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE.

William G. Spears

Thomas H. Kean
Mary O. Mundinger

Executive Employment Agreements

      We have entered into an employment agreement with each of the executive officers named in the Summary Compensation Table.

      William W. McGuire, M.D. Dr. McGuire entered into an employment agreement, effective October 13, 1999, to serve as Chief Executive Officer. The initial term of this agreement is five years, ending on October 13, 2004. The agreement will be automatically extended for additional one-year periods on each anniversary of the effective date unless either party delivers prior notice of an intention not to renew the agreement.

      Pursuant to the agreement, Dr. McGuire currently receives a base annual salary of $2,000,000, which is subject to a minimum increase of $100,000 each year. During each calendar year of the agreement, Dr. McGuire receives a non-qualified stock option to purchase a minimum of 650,000 shares of the Company’s common stock. The option becomes exercisable as to 25% of the shares underlying the option over a period of four years, subject to accelerated vesting if specified events occur. Under the agreement, Dr. McGuire also is eligible to participate in our incentive bonus and stock plans and in our other employee benefit programs. In addition, we provide and pay for life and disability insurance policies on behalf of Dr. McGuire.

      Upon termination of Dr. McGuire’s employment for any reason, he is entitled to a supplemental retirement benefit in the form of annual payments for his lifetime in an amount equal to a percentage, based on age of retirement, of his average “cash compensation” (as defined in the agreement) for the three calendar years immediately preceding his termination of employment. In the event of Dr. McGuire’s death after his retirement, his surviving spouse is entitled to a benefit in the amount of 50% of the benefit to which Dr. McGuire was entitled. The retirement benefit may be paid out in a lump sum under certain circumstances. Had Dr. McGuire retired at the end of 2002, his annual payments under the supplemental retirement benefit would be approximately $4,275,000 per year.

      Upon Dr. McGuire’s retirement, all stock option and other awards granted to Dr. McGuire will vest immediately and all of his options will remain exercisable until the earlier of 72 months after the date of termination of employment or the expiration date of the respective option.

      The employment agreement also provides severance benefits if Dr. McGuire’s employment terminates under certain circumstances. If his employment is terminated by the Company without cause or by Dr. McGuire for good reason (as those terms are defined in the agreement), we will pay Dr. McGuire his salary and bonus for the 36 months following the termination of his employment. In addition, Dr. McGuire will continue to receive credited service under his supplemental retirement benefits for this 36-month period. All stock option and other awards granted to Dr. McGuire will vest immediately upon his employment termination, and all of his options will remain exercisable until the earlier of 72 months following termination of employment or the expiration date of the respective option. Dr. McGuire will receive these same benefits under certain circumstances in connection with a change in control (as such term is defined in his employment agreement).

      If Dr. McGuire’s employment is terminated because of his death or permanent disability, we will pay his beneficiaries or him his salary and bonus for a period of 24 months. In addition, he or his beneficiaries will receive the proceeds from his disability or life insurance policies, and his stock options will vest immediately and remain exercisable for as long as 60 months following his death or permanent disability but not beyond the expiration date of the respective option. In the case of termination due to a permanent disability, Dr. McGuire will continue to receive credited service under his supplemental retirement benefits for 24 months.

      If Dr. McGuire voluntarily terminates his employment without good reason, we will pay him his salary and bonus for a period of 24 months. Vested stock options at the time of the termination of his employment will remain exercisable for up to 36 months following termination of his employment but not beyond the expiration date of the respective option.

      In the event of any termination of Dr. McGuire’s employment other than a termination by the Company for cause, we will continue to provide health coverage for Dr. McGuire and his spouse for the remainder of their lives and for his children until they reach the age of 25.

      If any payments or benefits paid to Dr. McGuire under his employment agreement are deemed “parachute payments” under the Internal Revenue Code, and become subject to excise taxes, we will pay Dr. McGuire the amount of such excise taxes plus all federal, state, local, and excise taxes due on these excise tax payments, as these amounts are determined by our independent auditors.

      Pursuant to his employment agreement, Dr. McGuire is subject to provisions prohibiting his solicitation of our employees and competition with the Company during the term of the agreement, for the period of the severance payments and for one year thereafter. In addition, he is prohibited at all times from disclosing confidential information related to the Company.

      Stephen J. Hemsley. Mr. Hemsley entered into an employment agreement, effective October 13, 1999, to serve as President of the Company. The term of this agreement will continue until the termination of Mr. Hemsley’s employment.

      The agreement provides that during each calendar year of the agreement, Mr. Hemsley will receive a non-qualified stock option to purchase a minimum of 300,000 shares of common stock. The stock option becomes exercisable as to 25% of the shares underlying the option on each of the first four anniversaries of the date of grant, subject to accelerated vesting if specified events occur. Under the agreement, Mr. Hemsley also is eligible to participate in our incentive bonus and stock plans and in our other employee benefit programs. In addition, we provide and pay for life and disability insurance policies on behalf of Mr. Hemsley. Pursuant to the terms of the agreement, we are in the process of establishing a supplemental retirement benefit plan for Mr. Hemsley that will be reasonable and customary for executives of a similar position in comparably sized companies.

      The employment agreement provides severance benefits if Mr. Hemsley’s employment by the Company ends under certain circumstances. If his employment is terminated by the Company without cause or by Mr. Hemsley for good reason other than in connection with a change in control (as these terms are defined in the agreement), we will pay Mr. Hemsley two times his annual salary and bonus over the 12 months following the termination of his employment. If such termination is in connection with a change in control, Mr. Hemsley will receive three times his annual salary and bonus over the 12 months following the termination of his employment. If the termination is in connection with a change in control, any stock options granted to Mr. Hemsley will vest immediately and remain exercisable for a period of 36 months but not longer than the expiration date under the respective option. If the termination is not in connection with a change in control, the Compensation and Human Resources Committee will give consideration to the vesting of any unvested options and the period that the vested options remain exercisable after termination of Mr. Hemsley’s employment.

      If Mr. Hemsley’s employment is terminated because of his death or permanent disability, we will pay him or his beneficiaries his salary and bonus for a period of 12 months. In addition, he or his beneficiaries will receive the proceeds from his disability or life insurance policies, and his stock options will vest immediately and will remain exercisable for as long as 60 months following his death or permanent disability but not beyond the expiration date of the respective option.

      In the event of any termination of Mr. Hemsley’s employment other than a termination for cause, we will continue to provide health coverage for Mr. Hemsley and his spouse until age 65 and for his children until they reach the age of 25.

      If any payments or benefits paid to Mr. Hemsley under his employment agreement are deemed “parachute payments” under the Internal Revenue Code, and become subject to excise taxes, we will pay Mr. Hemsley the amount of such excise taxes plus all federal, state, local and excise taxes due on these excise tax payments, as these amounts are determined by our independent auditors.

      Pursuant to the employment agreement, Mr. Hemsley is subject to provisions prohibiting his solicitation of our employees during the term of the agreement, for the period of the severance payments and for one year thereafter. Mr. Hemsley is also prevented from competing with the Company during the term of his employment and the period that severance payments are made to him under the employment agreement. In addition, he is prohibited at all times from disclosing confidential information related to the Company.

      Robert J. Sheehy. Mr. Sheehy entered into an employment agreement, effective October 16, 1998, which was amended on September 26, 2000, to serve as an executive officer of the Company. This agreement remains in effect until it is terminated by either party under certain circumstances. Under this agreement, Mr. Sheehy is eligible to participate in our incentive bonus and stock plans and our other employee benefit plans.

      R. Channing Wheeler. Mr. Wheeler entered into an employment agreement, effective May 20, 1998, to serve as Chief Executive Officer of Uniprise. The initial term of this agreement is three years; after the initial term, this agreement automatically renews for additional one-year terms unless either party provides prior notice of intent, not to renew. Under this agreement, Mr. Wheeler is eligible to participate in our incentive bonus and stock plans and our other employee benefit plans.

      David J. Lubben. Mr. Lubben entered into an employment agreement, effective October 16, 1998, to serve as the Company’s General Counsel. This agreement remains in effect until it is terminated by either party under certain circumstances. Under this agreement, Mr. Lubben is eligible to participate in our incentive bonus and stock plans and our other employee benefit plans.

      Pursuant to their agreements, each of Messrs. Sheehy, Wheeler and Lubben is entitled to receive severance compensation for a 12-month period if the executive’s employment is terminated by the Company without cause or in connection with a change in employment (as these terms are defined in their respective agreements). The severance compensation generally equals a multiple of the executive’s base salary plus bonus (as determined by their respective agreements), which multiple may be greater if the severance events described above occur within two years following a change in control (as such term is defined in their respective agreements). In connection with a change in control, if any payments or benefits paid to Messrs. Sheehy, Wheeler or Lubben under their respective employment agreements are deemed “parachute payments” under the Internal Revenue Code, and become subject to excise taxes, we will pay each executive the amount of such excise taxes plus all federal, state, local and excise taxes due on these excise tax payments, as these amounts are determined by our independent auditors. During the terms of their agreements and during certain periods of time following termination of the agreements, each executive is subject to confidentiality, non-solicitation and non-competition provisions.

Executive Savings Plans

      Along with certain other management and highly compensated employees of the Company, executive officers are eligible to participate in our Executive Savings Plans, which are nonqualified, unfunded deferred compensation plans. Under these plans, employees may generally defer up to 100% of their eligible cash compensation. Amounts deferred are credited to a bookkeeping account maintained for each participant, and are distributable upon the termination of the participant’s employment. Subject to certain additional rules set forth in the Executive Savings Plans, employees may elect whether distribution will be made in an immediate lump sum, in a series of five or ten annual installments, or in a delayed lump sum following the tenth anniversary of the employee’s termination. The Company provides a matching credit of up to 50% of amounts deferred at the time of each deferral, but this matching credit applies only to the first 6% of the employee’s base salary and annual incentive award deferrals, and does not apply to deferrals of long-term performance awards or other special incentive awards. Amounts deferred are credited with earnings from measuring investments selected by the employee from a collection of investment vehicles identified by the Company.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

      There are no reportable relationships or transactions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During fiscal 2002, Messrs. Spears and Kean and Dr. Mundinger served on the Compensation and Human Resources Committee of our Board of Directors. None of these persons has ever been an officer or employee of the Company or any of our subsidiaries. During fiscal 2002, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board of Directors or any committee of the Board.

PERFORMANCE GRAPH

      The following graph compares our cumulative total return to shareholders with the Standard & Poor’s 500 Index and an index of a group of peer companies selected by us for the five-year period ended December 31, 2002. The comparison assumes the investment of $100 on December 31, 1997 in Company common stock and in each index and that dividends were reinvested when paid. The companies included in the peer group, which have been included in the peer group in each of our proxy statements since 1998, are Aetna, Inc., First Health Group Corporation, Humana, Inc., Oxford Health Plans, Inc., PacifiCare Health Systems, Inc., Sierra Health Services, Inc., and Wellpoint Health Networks, Inc. The Company is not included in the peer group index. In calculating the cumulative total shareholder return of the peer group index, the shareholder returns of the peer group companies are weighted according to the stock market capitalizations of the companies.

[PERFORMANCE GRAPH]

	United Health Group	S&P 500	Peer Group

1997	100.00	100.00	100.00
1998	86.71	128.58	119.77
1999	107.03	155.64	86.01
2000	247.43	141.47	129.28
2001	285.45	124.66	116.67
2002	336.92	97.11	137.24

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      On May 15, 2002, our Board of Directors and Audit Committee dismissed Arthur Andersen LLP as our independent auditors and engaged Deloitte & Touche LLP, effective May 16, 2002, to serve as our independent auditors for fiscal year 2002.

      Arthur Andersen LLP’s reports on our consolidated financial statements for each of the years ended December 31, 2001, 2000 and 1999 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2001, 2000 and 1999 and through May 15, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      We provided Arthur Andersen LLP with a copy of the foregoing disclosures, and Arthur Andersen LLP in turn provided the Securities and Exchange Commission with a letter dated May 17, 2002, stating its agreement with such statements. The letter is attached to this proxy statement as Appendix A.

      During the years ended December 31, 2001 and 2000 and through May 15, 2002, we did not consult with Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

      Upon recommendation of the Audit Committee, the Board of Directors has reappointed Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2003. The Board of Directors has proposed that the shareholders ratify this appointment at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders. If our shareholders do not ratify the appointment of Deloitte & Touche LLP, the Board of Directors is not obligated to appoint other independent auditors, but will reconsider the appointment.

      The Board of Directors recommends that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2003. Proxies will be voted FOR ratifying this selection unless you specify otherwise.

AUDIT COMMITTEE REPORT

      The Audit Committee of our Board of Directors is comprised of four non-employee directors. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the existing and proposed listing standards of the New York Stock Exchange and rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as Appendix B. In accordance with new rules proposed by the Securities and Exchange Commission and listing standards proposed by the New York Stock Exchange, the Audit Committee expects to amend its charter on or before the date on which these proposed rules are finalized.

      Management is responsible for the Company’s internal controls and the financial reporting process. Our independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on our financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

      Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors in separate sessions. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). Our independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors the accounting firm’s independence. In considering the independence of the independent auditors, the Audit Committee took into consideration whether the provision of non-audit services is compatible with maintaining the independence of the independent auditors.

      Based upon the Audit Committee’s independent discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2002 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC.

Members of the Audit Committee

Douglas W. Leatherdale, Chair

William C. Ballard, Jr.
James A. Johnson
Robert L. Ryan

DISCLOSURE OF FEES PAID TO INDEPENDENT AUDITORS

Principal Accounting Firm Fees

      Aggregate fees billed to the Company for the fiscal year ended December 31, 2002 represent fees billed by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting. The Company changed principal accounting firms on May 16, 2002. Aggregate fees billed to the Company for the fiscal year ended December 31, 2001 represent fees billed by the Company’s prior principal accounting firm, Arthur Andersen LLP.

      The Company’s Audit Committee did not pre-approve the audit and non-audit services provided in fiscal years 2001 and 2002 by either Arthur Andersen or Deloitte & Touche, as reflected in the table below and in footnote (a) to the table. However the Audit Committee did review and approve these services on an annual basis, after they were performed. In anticipation of the Securities and Exchange Commission’s recent adoption of revised and new rules under the Sarbanes-Oxley Act of 2002 relating both to the disclosure of audit and non-audit services and corresponding fees paid to the principal accounting firms and a new obligation on the part of the Audit Committee to provide advance approval of such services and fees, the Audit Committee adopted a new pre-approval policy in October 2002. This policy was revised in February 2003 in light of rules adopted by the SEC in January 2003. For more information on the new policy, please see the discussion below under the caption “The New Audit and Non-Audit Services Approval Policy.”

	Fiscal Year Ended

Fee Category	2002(a)	2001

Audit Fees	$4,849,000	$4,108,000
Audit-Related Fees(b)	717,000	2,348,000

Total Audit and Audit-Related Fees	5,566,000	6,456,000
Tax Fees(c)	105,000	936,000
All Other Fees(d)(e)	2,016,000	4,431,000

Total	$7,687,000	$11,823,000

(a)	Fees for 2002 do not include fees billed by Arthur Andersen in 2002, including $168,000 for Audit, $1,607,000 for Audit-Related, $597,000 for Tax, and $634,000 for All Other. Total Arthur Andersen fees for 2002 were $3,006,000.

(b)	2002 and 2001 Audit-Related Fees include benefit plan and other required audits, certain AICPA agreed upon procedures, internal control assessments, and due diligence services.

(c)	2002 Tax Fees include tax compliance, planning and support services. 2001 amounts include fees paid to Arthur Andersen for tax compliance and support, tax planning, and employee benefit tax services.

(d)	2002 All Other Fees include security systems assistance, risk management support, and contract analysis and review assistance services. 2001 amounts include Arthur Andersen internal audit outsourcing (in accordance with new SEC auditor independence rules, these services are no longer provided), billing system assistance, risk management assistance and financial modeling for acquisitions assistance.

(e)	All Other Fees include $1,060,000 of fees for services provided by Deloitte Consulting for the year ended December 31, 2002.

The Audit Committee’s Consideration of Auditor Independence

      The Audit Committee has reviewed the nature of non-audit services provided by Deloitte & Touche LLP and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent auditors.

The New Audit and Non-Audit Services Approval Policy

      In October 2002, the Audit Committee adopted an Audit and Non-Audit Services Approval Policy (the “Policy”) outlining the scope of services that Deloitte & Touche LLP may provide to the Company. The Audit Committee adopted revisions to the Policy in February 2003 to conform with rules adopted by the Securities and Exchange Commission in January 2003. The Policy sets forth guidelines and procedures the Company must follow when retaining Deloitte & Touche to perform audit, audit-related, tax, and other services. In addition to providing detailed descriptions of the specific types of services which may be provided under these four categories, the Policy also specifies certain non-audit services that may not be performed by Deloitte & Touche under any circumstances. Pursuant to the Policy, the Audit Committee has pre-approved for each service sub-category a fee threshold under which all services are deemed pre-approved for 2003. Additional specific pre-approval is required from the Audit Committee to exceed these pre-approved dollar amounts, for proposed new individual projects exceeding specified dollar thresholds, or to add new specific service sub-categories. The services provided by our independent auditors and related fees will be discussed with the Audit Committee at each regular meeting, and the Policy will be evaluated and updated periodically by the Audit Committee.

SHAREHOLDER PROPOSAL CONCERNING EXPENSING OF STOCK OPTIONS

      We have been informed that the American Federation of State, County and Municipal Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, a beneficial holder of 6,936 shares of common stock, intends to introduce at the Annual Meeting the following resolution. In accordance with SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

      “RESOLVED, that the shareholders of UnitedHealth Group Incorporated urge the Board of Directors to adopt a policy that the cost of employee and director stock options be recognized in UnitedHealth Group’s income statement.”

The proponent has furnished the following statement:

      “Stock options comprise a large portion of UnitedHealth’s executive compensation. Between 1999 and 2001, CEO William McGuire was awarded 5,450,000 stock options valued at $53,412,807 or $135,358,539, depending on the return assumption used. During that same period, president and COO Stephen Hemsley received options worth $40,340,466 or $102,230,611.

      U.S. accounting principles allow companies to choose between two alternatives when accounting for fixed stock option awards like those made by UnitedHealth: they can ’expense’ the awards, or recognize their cost in the income statement; or they can describe in a footnote in the annual report the effect of the awards on diluted earnings per share. UnitedHealth has elected footnote disclosure rather than expensing.

      We believe that expensing stock option awards more accurately reflects the costs of such awards to a company. Simply put, options are a form of non-cash compensation with value to the recipient and a cost to the company. In the words of Warren Buffett: ‘If stock options aren’t a form of compensation, what are they? If compensation isn’t an expense, what is it? And, if expenses shouldn’t go into the calculation of earnings, where in the world do they go?’

      The failure to expense stock options distorts reported earnings. According to the June 27, 2002 issue of the Analyst’s Accounting Observer, the lack of expense recognition for options resulted in a 31% overstatement of the 2001 earnings of S&P 500 companies. Standard & Poor’s recently began calculating a “core earnings” number in which the cost of options is treated as an expense.

      We believe that voluntarily expensing stock options sends a signal to the market that a company is committed to transparency and corporate governance best practices. Recognizing this, 80 companies had announced their intention to expense stock options as of October 7, 2002, according to Investor Relations Business.

      Expensing fixed stock option awards will also eliminate a disincentive to award indexed options, which tie compensation more closely to company rather than market or industry performance and which must be expensed. The Conference Board’s Commission on Public Trust and Private Enterprise recently recommended that companies be required to expense fixed option awards in order to level the playing field among forms of equity-based compensation.

      Finally, we believe that not expensing stock options may lead to overuse by companies that see them as ‘free money.’ As Standard & Poor’s put it in its recent report, ‘when something is significantly underpriced, it is often also substantially overconsumed.’ We believe this concern is relevant to UnitedHealth, since Institutional Shareholder Services, the largest proxy advisory service, has calculated that the total potential voting power dilution of UnitedHealth’s equity compensation plans stands at 18.85%.

      We urge shareholders to vote FOR this proposal.”

      The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

      The Board of Directors has concluded that the proposal would not be in the best interests of UnitedHealth Group and its shareholders at this time. Current accounting rules provide companies with a choice of accounting for stock options using either the “intrinsic value” or the “fair value” method. The “intrinsic value” of a stock option is the amount by which the quoted market price of the stock exceeds the exercise price of the stock option on the date of grant. The “intrinsic value” method does not result in compensation expense if the stock option exercise price is equal to or greater than the market price of the stock on the date of grant. The “fair value” method measures compensation expense at grant date based on the “fair value” of the award and generally recognizes that expense over the vesting period of the option. Accounting rules further require that the impact of the fair value method be disclosed in the footnotes to the financial statements if the intrinsic value method is used.

      Most public companies, including UnitedHealth Group, account for stock options using the intrinsic value method and provide information regarding the pro forma effects of applying the “fair value” method in the notes to their financial statements. The Board of Directors has determined that the intrinsic value method remains the preferable accounting method for the following reasons:

•	The intrinsic value method adequately reflects the cost of stock options in the calculation of diluted net earnings per common share. The inclusion of the dilutive effect of outstanding stock options in the calculation of diluted net earnings per common share reduced the Company’s diluted net earnings per common share by 4.7%, 4.5%, and 3.5% for the years ended December 31, 2002, 2001, and 2000, respectively.

•	The “fair value” of stock options is difficult to value accurately and its determination involves assumptions that may vary from company to company. The lack of a reliable standard method of valuing stock options may increase the difficulty of comparing financial results.

•	Recently issued accounting rules require disclosure of the pro forma effects of applying the “fair value” method in interim financial statements. As a result, supplemental “fair value” disclosures will be provided on a quarterly basis effective in the first quarter of 2003, further reducing any perceived benefit of expensing stock options.

•	The Financial Accounting Standards Board and other rulemaking bodies, such as the Public Company Accounting Oversight Board, are expected to further evaluate accounting for stock options and may in the future adopt new standards or rules. The Company’s Board of Directors does not believe it is in the best interests of the Company or its shareholders to adopt a new accounting method now that ultimately may be inconsistent with new standards or rules.

      The Board of Directors believes it is in the best interest of the Company’s shareholders to follow the most widely used practice when given a choice under accounting rules, and to the extent there is uncertainty and debate, to await consensus prior to implementing any material change. The uncertainties associated with accounting for stock options may lead to financial statements that are not comparable. Consequently, the Board of Directors has determined that the intrinsic value method remains the preferable accounting method. This method is the most widely used standard and it provides complete information to evaluate the Company with or without the inclusion of stock options as an expense.

      The Board of Directors recommends that you vote AGAINST the proposal to expense the costs of all future stock options issued by the Company in the Company’s statement of operations. Proxies will be voted AGAINST the proposal unless you specify otherwise.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

      In order to be eligible for inclusion in our proxy statement for our 2004 Annual Meeting of Shareholders or to be considered at that meeting, shareholder proposals must be received, in writing, at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Corporate Secretary, not later than December 10, 2003. Shareholder proposals must be in the form provided in our bylaws.

      If we do not receive a shareholder proposal by the deadline described above, the proposal will be excluded from inclusion in the proxy statement and from consideration at the 2004 Annual Meeting. This advance notice requirement supersedes the statutory notice period in Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority of the Board of Directors in connection with such shareholder business.

OTHER MATTERS

      In accordance with the requirements of advance notice described in our bylaws, no shareholder proposals other than that included in this proxy statement will be presented at the 2003 Annual Meeting. We know of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the shareholders, other than those referred to in this proxy statement, should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy according to their individual judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

David J. Lubben
Secretary

Dated: April 8, 2003

Appendix A

May 17, 2002

Office of the Chief Accountant

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/ Madam:

We have read the first, second and third paragraphs of Item 4 included in the Form 8-K dated May 15, 2002, of UnitedHealth Group Incorporated to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

Arthur Andersen LLP

A-1

Appendix B

UNITEDHEALTH GROUP

BOARD OF DIRECTORS
AUDIT COMMITTEE CHARTER
(as amended, May 15, 2002)

INTRODUCTION AND PURPOSE

      UnitedHealth Group Incorporated (the “Company”) is a publicly-held company and operates in a complex, dynamic, highly competitive, and regulated environment. In order to assure the kind of informed decision making beneficial to the Company, much of the Board’s oversight occurs through the standing committees of the Board, such as the Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing (a) the Company’s financial reporting and public disclosure activities, (b) the Company’s system of internal controls regarding finance, accounting and integrity that management and the Board have established, (c) the Company’s auditing, accounting, and financial reporting processes generally, and (d) management’s identification and control of key business and financial risks. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•	Review, oversee and appraise the audit efforts of the Company’s independent outside auditor and its Business Risk Management Group, including such group’s oversight of the Company’s outsourced internal audit function;

•	Provide an open avenue of communication among the independent outside auditor, financial and senior management, the Business Risk Management Group, the outsourced internal audit function, and the Board of Directors.

      The Audit Committee’s job is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the independent outside auditor is responsible for auditing those financial statements. The Audit Committee recognizes that financial management (including the outsourced internal auditing function), as well as the independent outside auditor, have more time, knowledge and detailed information on the Company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent outside auditor’s work.

COMPOSITION

      The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. In particular, no member of the Audit Committee:

•	Shall have been employed by the Company or any of its affiliates for any of the past five years;

•	Shall receive compensation from the Company or any of its affiliates other than compensation for Board service or benefits under a tax-qualified retirement plan;

•	Shall be a member of the immediate family of an individual who is, or has been in any of the past five years, employed by the Company or any of its affiliates as an executive officer;

•	Shall be a partner in, or a controlling shareholder or executive officer of, any business or professional services organization to which the Company made, or from which the Company received, payments that are or have been significant to the Company or the business or professional services organization in any of the past five years;

•	Shall have had a direct business relationship with the Company under which the Company made, or from which the Company received, payments that are or have been significant to the Company or the member in any of the past five years;

•	Shall be employed as an executive of another company for which any of the Company’s executives serves on that other company’s compensation committee.

      All members of the Committee shall be, either at the time of appointment or within a reasonable time after appointment, “financially literate,” that is, at a minimum, have the ability to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement. In addition, at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

      The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

MEETINGS

      The Committee shall meet at least five times annually, or more frequently as circumstances dictate. One of those meetings shall take place in March and focus on review and approval of annual audited consolidated financial statements and related information prior to filing with the Securities and Exchange Commission. To the extent practicable, each of the Committee members shall attend each of the regularly scheduled meetings in person. As part of its job to foster open communication, time should be set aside at each meeting for the Committee to meet with management and the independent outside auditor in separate sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Committee may ask members of management or others to attend the meetings and provide pertinent information, as necessary. A majority of the Committee members currently holding office constitutes a quorum for the transaction of business. The Committee shall take action by the affirmative vote of a majority of the Committee members present at a duly held meeting.

RESPONSIBILITIES AND DUTIES

      The Audit Committee shall be subject to the following principles and shall undertake the following responsibilities and duties.

Documents/ Reports Review

•	Review and update this Charter annually.

•	Review the organization’s annual financial statements and any other significant reports or financial information prior to submission to any governmental body, or the public, including without limitation (i) any certification, report, opinion or review rendered by the independent accountants, and (ii) the Annual Report on Form 10-K and Management’s Discussion and Analysis of Financial Condition and Results of Operation contained therein. The Chair of the Committee may represent the entire Committee for purposes of this review.

•	Review significant findings and recommendations of the Company’s independent outside auditor and the Company’s outsourced internal auditors, together with management’s responses.

•	Review with financial management and the independent outside auditor key highlights of Quarterly Reports on Form 10-Q prior to filing. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Outside Auditor

•	Oversee the selection, evaluation, retention and replacement of the Company’s independent outside auditor, who is ultimately accountable to the Audit Committee and the Board of Directors, as the representative of the Board of Directors and the shareholders.

•	Recommend to the Board of Directors the selection of the Company’s independent outside auditor, considering independence and effectiveness, and approve the fees and other compensation to be paid to the Company’s independent outside auditor. On an annual basis, the Committee shall receive from the selected independent outside auditor a written statement delineating all significant relationships (and related fees) the Company’s independent outside auditor has with the Company. The Committee is responsible for actively engaging in a dialogue with the independent outside auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the independent outside auditor and for recommending that the Board of Directors take appropriate action in response to the report to satisfy itself of the independent outside auditor’s independence.

•	Review the performance of the Company’s independent outside auditor and approve any proposed discharge of the Company’s independent outside auditor when circumstances warrant.

•	Review the prior year’s audit fee and the current year’s fee estimate.

•	Periodically consult with the Company’s independent outside auditor, outside of the presence of management, about the auditor’s judgments about the quality, and not just the acceptability, of the Company’s accounting principles as applied to its financial reporting, and the Company’s internal controls and the fullness and accuracy of the Company’s financial statements.

Financial Reporting Processes

•	In consultation with the Company’s independent outside auditor, Business Risk Management Group and its outsourced internal auditors, review the integrity of the Company’s financial reporting processes, both internal and external.

•	Consider the independent outside auditor’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

•	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices or major adjustments to the Company’s accounting entries, as suggested by the Company’s independent outside auditor, management, or the outsourced internal auditors.

Process Analysis and Review

•	Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent outside auditor regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

•	Review and discuss the scope of the annual audit plans for both the outsourced internal auditors and the independent outside auditor.

•	Following completion of the annual audit, review separately with each of management and the independent outside auditor, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

•	Review any significant disagreement among management and the independent outside auditor in connection with the preparation of the financial statements.

•	Review with the Company’s independent outside auditor, the Business Risk Management Group, the Company’s outsourced internal audit function and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

Other Activities

•	Review the tax issues and/or legal and regulatory matters that may have a material impact on the financial statements and related reserve positions.

•	Evaluate off-balance sheet risks the Company may have and management’s controls with respect to such risks.

•	Consider and review with the Company’s Business Risk Management Group the outsourced internal audit budget and staffing, including activities, organizational structure, auditor qualifications, and quality assurance reviews.

•	Review and concur in the appointment, replacement, reassignment, or dismissal of the Company’s outsourced internal audit vendor(s).

•	Ensure that management has the proper review system in place to ensure that the Company’s financial statements, reports, and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

•	Inquire of management, the Business Risk Management Group, and the Company’s independent outside auditor about significant business/ financial risks or exposures and assess the steps management has taken to minimize such risk to the Company.

•	Review reports from management on significant fraud losses or defalcations ascertaining whether loss resulted due to circumvention of existing controls or lack thereof. In addition, the Committee should review losses in any amount which, in the opinion of management or the auditors, are indicative of serious control problems or which involve senior officers of the Company.

•	Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

      The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

      The Audit Committee will perform such other functions as assigned by law, the Company’s charter or Bylaws, or the Board of Directors.

UNITEDHEALTH GROUP INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 7, 2003
10:00 a.m.
UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota

If you consented to access your proxy information electronically, or if you are a current employee of UnitedHealth Group and hold UnitedHealth Group shares in a 401(k) Savings Plan or Employee Stock Purchase Plan account, you may view the documents related to the 2003 Annual Meeting of Shareholders at the following websites:

2002 Annual Report to Shareholders	http://www.irin.com/pdf/u/unh02ar.pdf
2003 Proxy Statement	http://www.irin.com/pdf/u/unh03ps.pdf

If you received a paper copy of the annual report and proxy statement and wish to receive electronic copies of these documents in the future, you can consent to electronic delivery by following the instructions provided as you vote by Internet, or go to the website http://www.econsent.com/unh/ and follow the prompts.

UnitedHealth Group Incorporated 9900 Bren Road East Minnetonka, Minnesota 55343	proxy

This proxy is solicited by the Board of Directors of UnitedHealth Group Incorporated for use at the Annual Meeting of Shareholders to be held on Wednesday, May 7, 2003.

By signing the proxy, you revoke all prior proxies and appoint each of William W. McGuire, M.D., Stephen J. Hemsley and David J. Lubben, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments thereof. Your shares of stock will be voted as you specify below. If no choice is specified, this proxy will be voted “FOR” Proposals 1 and 2, “AGAINST” Proposal 3, and in the discretion of the named proxies on all other matters that may properly come before the meeting.

If you are a current or former employee of UnitedHealth Group and own shares of common stock through the UnitedHealth Group 401(k) Savings Plan, your completion and execution of this proxy card, or your submission of an Internet or telephone vote, will provide voting instructions to the trustee of the plan. If no direction is made, if your proxy card is not signed, or if your vote by proxy card, Internet or telephone is not received by 11:00 a.m. Central Standard Time on May 5, 2003, the plan shares credited to your 401(k) account will be voted by the plan trustee in the same proportions as the proxy votes which were timely and properly submitted by other plan participants.

If you do not vote by telephone or Internet, please mark, sign and date this proxy on the reverse side and return it in the enclosed envelope.

COMPANY # CONTROL #

There are three ways to vote:

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote by telephone or Internet, please do not mail your proxy card.

1.	Vote by Telephone: Call Toll-Free 1-800-240-6326 — QUICK * EASY * IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. Central Standard Time on May 6, 2003.

•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number, located above, and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN, please enter 4 zeros.

•	Follow the simple instructions the voice provides you.

2.	Vote by Internet: http://www.eproxy.com/unh/ — QUICK * EASY * IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. Central Standard Time on May 6, 2003.

•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number, located above, and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN, please leave blank.

3.	Vote by Mail

•	Mark, sign and date your proxy card below and return it in the postage-paid envelope provided, or return it to UnitedHealth Group Incorporated, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873. Proxy cards sent by mail must be received no later than May 6, 2003.

If you vote by telephone or Internet, please do not mail your proxy card.

— Please detach here —

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The Board of Directors Recommends a Vote “FOR” Proposals 1 and 2, and “AGAINST” Proposal 3.

1.	Election of directors:	01 James A. Johnson	03 William W. McGuire	☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY
		02 Douglas W. Leatherdale	04 Mary O. Mundinger		(except as specified		TO VOTE FOR ALL
					below)		NOMINEES

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2003.	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Shareholder proposal regarding expensing of stock options.	☐ FOR	☐ AGAINST	☐ ABSTAIN

This proxy also confers authority on the Board of Directors to transact any other business that may properly come before the meeting or any adjournment of the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2, AND AGAINST PROPOSAL 3.

Address Change? Mark Box	☐ Indicate changes below:

Date	, 2003

Signature(s):
Please sign exactly as your name(s) appear(s) herein. If your shares are held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations and partnerships should provide name of entity and title of authorized persons signing.